                                         Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                       REGISTRATION STATEMENT
                               Under
                     The Securities Act of 1933

                 The Bank of New York Company, Inc.
        (Exact name of registrant as specified in its charter)

	      New York			       	13-2614959
     (State or other jurisdiction of		(I.R.S. Employer
     incorporation or organization)             Identification No.)

                            One Wall Street
                       New York, New York 10286

(Address of Principal Executive Offices, including Zip Code)

  Employees' Stock Purchase Plan of The Bank of New York Company, Inc. Employees' Profit-Sharing Plan of The Bank of New York Company, Inc. 1993 Long-Term Incentive Plan of The Bank of New York Company, Inc. 1999 Long-Term Incentive Plan of The Bank of New York Company, Inc.
                        (Full title of the plans)
                   __________________________________
                      Phebe C. Miller, Secretary
                   The Bank of New York Company, Inc.
                            One Wall Street
                      New York, New York  10286

                 (Name and address of agent for service)
                    __________________________________
                            (212) 635-1643
       (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

                Proposed      Proposed
Title of        Maximum       Maximum         Amount of
Securities to   Amount to be  Offering Price  Aggregate        Registration
be Registered   Registered    Per Share       Offering Price   Fee

Common Stock,	41,000,000 	$36.50(1)      $1,496,500,000(1) $416,027
$7.50 par value	shares

Preferred Stock 41,000,000          (2)              (2)           (2)
Purchase Rights  rights

(1)	Estimated solely for the purpose of calculating the
registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange Consolidated
Tape on May 17, 1999.

(2)	There is no independent market for the Preferred Stock
Purchase Rights (the "Rights") at this time. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. The market price of each share of Common Stock includes the value of the share of Common Stock together with the value of the Right appertaining thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference


	The following documents filed by The Bank of New York
Company, Inc. (the "Company") are hereby incorporated into this Registration Statement:

1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

2. The Company's Current Reports on Form 8-K for the report dates January 19, January 29 and April 19, 1999.

3. 	The description of the Company's Common Stock and the
related Preferred Stock Purchase Rights contained in the Company's Registration Statement filed pursuant to Section
12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

4.	The Profit-Sharing Plan's Report on Form 11-K for the year
ended December 31, 1997.

In addition, all documents filed by the Company and the Profit Sharing Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

	Not applicable

Item 5.	Interests of Named Experts and Counsel

	The legality of the securities covered by this Registration statement has been passed upon for the Company by Paul A.
Immerman, Esq., Senior Counsel of The Bank of New York.  Mr.
Immerman owns shares of the Common Stock and is a participant in the plans.

	Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this registration statement by reference. Such consolidated financial statements are incorporated by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

Item 6.	Indemnification of Directors and Officers

	The By-Laws (Section 7.1) of the Company provide the following:

	Except to the extent expressly prohibited by the New York Business Corporation Law, the Company shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company, or serves or served at the request of the Company any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

	The Company may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

	Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

	Anything in these By-laws to the contrary notwithstanding, no elimination of this By-law, and no amendment to this By-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder, shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this By-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

	The Company shall not, except by elimination of or amendment to this By-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this By-law. The indemnification of any person provided by this By-law shall continue after such person has ceased to be a director or officer of the Company and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

	The Company is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this By-law, it being expressly recognized hereby that all directors or officers of the Company by serving as such after the adoption hereof, are acting in reliance hereon and that the Company is estopped to contend otherwise.

	In case any provision in this By-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein to the fullest extent permitted by law.

	For purposes of this By-law, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to any employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses.
For purposes of this By-law, the term "Company" shall include any legal successor to the Company, including any corporation which acquires all or substantially all of the assets of the Company in one or more transactions.

	A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this By-law shall be indemnified as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, indemnification under this By-law shall be made by the Company if, and only if, authorized in the specific case:

	(1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the first paragraph of this By-law, or,

	(2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

       	(a) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this By-law has been met by such director or officer; or

            (b) by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such paragraph.

	If any action with respect to indemnification of directors and officers is taken by way of amendment of these By-laws, resolution of directors, or by agreement, the Company shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

	With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgement in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

	In addition, the Company maintains a directors and officers insurance policy.


Item 7.	Exemption from Registration Claimed.

	Not applicable

Item 8.	Exhibits.

Exhibit
Number		Description of Exhibits
-------           -----------------------

4.1 	Restated Certificate of Incorporation of the registrant
incorporated by reference to Exhibit 4 to the registrant's Quarterly Report on Form 10-Q filed
November 10, 1994 (File No. 1-6152)

4.2	Amendment to Certificate of Incorporation of the
registrant dated July 9, 1996, incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form
10-Q for the quarter ended June 30, 1996

4.2	Amendment to Certificate of Incorporation of the
registrant dated July 16, 1998 incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 filed January 6, 1999. (File Nos. 333-70187,
333-70187-01, 333-70187-02, 333-70187-03 and 333-70187-04)

4.3  By-laws of the registrant, incorporated by reference to
Exhibit 3(a) to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-6152)

4.4 Rights Agreement, including form of Preferred Stock
Purchase Right, dated as of December 10, 1985, between
The Bank of New York Company, Inc. and The Bank of New
York, as Rights Agent, incorporated by reference to the registrant's Registration Statement on Form 8-A, dated
December 18, 1985 (File No. 1-6152)

4.5  First Amendment dated as of June 13, 1989, to the Rights
Agreement, including form of Preferred Stock Purchase
Right, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as
Rights Agent, incorporated by reference to the amendment on Form 8, dated June 14, 1989, to the registrant's
Registration Statement on Form 8-A, dated December 18,
1985 (File No. 1-6152)

4.6 Second Amendment, dated as of April 30, 1993, to the
Rights Agreement, including form of Preferred Stock
Purchase Right dated as of December 10, 1985, between
The Bank of New York Company, Inc. and The Bank of New
York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed May 3, 1993, to the registrant's Registration Statement on Form 8-A, dated
December 18, 1985 (File No. 1-6152)

4.7  Third Amendment, dated as of March 8, 1994, to the
Rights Agreement, including form of Preferred Stock
Purchase Right dated as of December 10, 1985, between
The Bank of New York Company, Inc. and The Bank of New
York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed March 23, 1994, to the registrant's Registration Statement on Form 8-A, dated
December 18, 1985 (File No. 1-6152)

4.8	Specimen of Certificate for the registrant's Common
Stock incorporated by reference to Exhibit 4.4 to the registrant's Registration Statement on Form S-8 filed
January 29, 1993 (No. 33-57670)

4.9	Employees' Stock Purchase Plan of the Bank of New York
Company, Inc., incorporated by reference to exhibit 4.5
to the Company's Registration Statement on Form S-8
filed January 29, 1993 (Registration No. 33-57670)

4.10 Employees' Profit Sharing Plan of The Bank of New York
Company, Inc.

4.11 1993 Long-Term Incentive Plan of The Bank of New York
Company, Inc.

4.12	1993 Long-Term Incentive Plan of The Bank of New York
Company, Inc. Performance Share Agreement, incorporated by reference to exhibit 4.11 to the Company's
Registration Statement on Form S-8 filed December 14,
1994 (Registration No. 33-56863)

4.13 1999 Long-Term Incentive Plan of The Bank of New York
Company, Inc.

5.1  Opinion of Counsel

5.2	The registrant has submitted the Profit-Sharing Plan and
any amendments thereto to the Internal Revenue Service
("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

23   Consent of Ernst & Young LLP

23.3	Consent of counsel (included in Exhibit 5.1 to this
Registration Statement).

24   Powers of Attorney

Item 9.  Undertakings

	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales
are being made, a post-effective amendment to this registration statement;

	(i)	To include any prospectus required by Section 10(a)(3)
of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

	Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

	The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, The Bank of New York Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the
17th day of	May, 1999.

                                  The Bank of New York Company, Inc.
                                  (Registrant)
                                     /s/ Thomas A. Renyi
                                  By:______________________________

		Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of May, 1999.

            Signature                                   Title
            ---------                                   -----
                                        Chairman of the Board and
                                        Chief Executive Officer
    /s/ Thomas A. Renyi                (Principal Executive
_____________________________	          Officer) and Director
	(Thomas A. Renyi)
                                        Senior Executive Vice
                                        President (Principal
   /s/ Bruce W. Van Saun                Financial Officer)
_____________________________
	(Bruce W. Van Saun)
                                        Comptroller
   /s/ Thomas J. Mastro                (Principal
_____________________________	          Accounting Officer)
   (Thomas J. Mastro)

			*
_____________________________	          Director
   (J. Carter Bacot)

			*
_____________________________	          Director
   (Richard Barth)

			*
_____________________________	          Director
   (Frank J. Biondi)

			*
 ____________________________	          Director
   (William R. Chaney)

       Signature                               Title
       ---------                               -----
			*
_____________________________           Vice Chairman and Director
      (Alan R. Griffith)

			*
_____________________________           President and Director
	(Gerald L. Hassell)

			*
_____________________________           Director
	(Richard J. Kogan)

			*
_____________________________           Director
	(John A. Luke, Jr.)

			*
_____________________________           Director
	(John C. Malone)

			*
_____________________________           Director
      (Donald L. Miller)

			*
_____________________________           Director
      (Deno D. Papageorge)

			*
_____________________________           Director
      (Catherine A. Rein)

			*
_____________________________           Director
	(William C. Richardson)

			*
_____________________________           Director
	(Brian L. Roberts)

* Jacqueline R. McSwiggan, hereby signs this Registration
Statement on Form S-8 on the 17th day of May, 1999 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herein.

/s/ Jacqueline R. McSwiggan
___________________________
	Attorney-in-Fact

	The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New
York, State of New York, on the 17th day of May, 1999.


                                Employees' Stock Purchase Plan
                                of The Bank of New York
                                Company, Inc.


                                     /s/ Thomas E. Angers
                                By:_________________________
                             Title: Senior Vice President

	The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New
York, State of New York, on the 17th day of May, 1999.


                                Employees' Profit-Sharing Plan
                                of The Bank of New York
                                Company, Inc.



                                      /s/ Thomas E. Angers
                                 By:_________________________
                              Title: Senior Vice President

	The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New
York, State of New York, on the 17th day of May, 1999.



                                  1999 Long-Term Incentive Plan
                                  of The Bank of New York
                                  Company, Inc.



                                     /s/ Thomas E. Angers
                                 By:_________________________
                              Title: Senior Vice President

	The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New
York, State of New York, on the 17th day of May, 1999.



                                 1993 Long-Term Incentive Plan
                                 of  The Bank of New York
                                 Company, Inc.



                                    /s/ Thomas E. Angers
                                 By:_________________________
                              Title: Senior Vice President

EXHIBIT INDEX


Exhibit 4.10 	Employees' Profit Sharing Plan of The Bank of
                  New York Company, Inc.

Exhibit 4.11	1993 Long-Term Incentive Compensation Plan of
                  The Bank of New York Company, Inc.

Exhibit 4.13	1999 Long-Term Incentive Compensation Plan of
                  The Bank of New York Company, Inc.

Exhibit 5.1       Opinion of Counsel

Exhibit 23   	Consent of Ernst & Young LLP

Exhibit 23.3 Consent of counsel (included in Exhibit 5.1 to this Registration Statement).

Exhibit 24	      Powers of Attorney